News Release

General Metals Welcomes Daniel J. Forbush, CPA, MBA and Former CFO For Glamis Gold To The Company’s Board of Directors and As Its New CFO

Reno, NV: General Metals Corporation (OTCBB: GNLM) March 26, 2007. General Metals is pleased to announce that Daniel J. Forbush, a Certified Public Accountant brings over 25 years of mining industry experience at such Fortune 500 firms as Glamis Gold, Ltd., AMOCO, TENNECO and Arthur Andersen & Company. He was initially recruited as Controller for Glamis Gold, Inc., the U.S. operating entity of Glamis Gold, Ltd. serving therein from 1988 to 1997 and Chief Financial Officer and Treasurer from 1997 to 1999, for Glamis Gold, Ltd., 1997-1999 directing all aspects of financial, administrative and operations management for this $200MM NYSE-listed, multi-national corporation.  Beginning in 1999, Mr. Forbush focused on start-up opportunities including the building of a public accounting firm (Forbush and Associates) and a business consulting firm (Core Business Builders Inc.). Since January of 2004, Dan has functioned as Chief Financial Officer and Treasurer for a $25 million residential development and building contractor and a number of other smaller enterprises. Prior experience includes Corporate Director of Managerial Accounting, Echo Bay Mines, Ltd., 1986-1987. Nevada Operations Controller for Tenneco Minerals prior to its acquisition by Echo Bay Lines; General Accounting Supervisor for AMOCO; Assistant Controller for Cyprus Industrial Metals Company; and, Senior Auditor for Arthur Andersen & Company.

Dan comments; “The mining industry seems to get in your blood and you always want to be involved. I see General Metals as a great opportunity to be a part of a team with the vision to build a large operating mining company just like we did at Glamis while I was there.  This is an exciting time for mining in general and to be a part of the future growth of this Company.”

With a reputation for accuracy and accountability in all facets of financial and fiscal operations, Dan has increased operating efficiencies and performed in fast paced management circumstances in multi-plant environments in manufacturing (cost, process, and standard costing), construction, high tech, transportation, service, non-profit and mining industries in public and private companies. He has demonstrated the initiative, understanding and motivation to consistently achieve revenue growth and profitability in both emerging and down-cycle market conditions.

Company President and CEO, Steve Parent comments; “I have had the opportunity to work briefly with Dan in the past and when he recently agreed to join our team ‘so we can work together to build a major mining company’, I immediately knew that the value of our Company grew immensely.” He added,, “this is definitely in the best interests of our existing and future shareholders because Glamis started as a 1 project company and grew to several hundred million of revenue while Dan was there.”

Leslie J. Porter, CPA, CFA remains on the Company’s Board of Directors and will be a member of the Audit Committee along with Dan Forbush. Their skill sets are complimentary. The Company is currently seeking another independent director to join the Audit Committee.

About General Metals: The Company controls 100% of the Independence Mine in Battle Mountain, Nevada. The Independence claims are completely surrounded by Newmont Mining’s Phoenix Mine www.newmont.com and is a 240-acre island with legal access. From 1983 – 1997 there were several exploration campaigns conducted by Noranda, Teck Exploration, Northern Dynasty and Great Basin Minerals which resulted in about 80 reverse circulation and core drill holes being drilled and reported. The 1997 Carrington Report, the 1997 Akright Report, the 2006 Carew Report and the 2005 Frost and Larsen findings are available for review in their entirety at the Company’s office in Reno, Nevada. An Executive Summary is available on the Company’s website www.generalmetalscorporation.com

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An initial budget of $1,350,000 will be expended for geology, geophysics, phase 1 drilling and early permitting Targeted recovery: 235,000 oz. of gold and 2.5 million oz. of silver. The Company recently acquired 150 sq. km. mining concession in Ghana, West Africa as recently disclosed in our 8-k of March 22 and is interested in expanding its operations globally.

Notice Regarding Forward Looking Statements:

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company intends to proceed with Phase 1 drilling at its Independence Mine in Nevada, that an estimated 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the target and the budget and expenses associated with any Phase 1 drilling program.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2006 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: Steve Parent, CEO

General Metals Corporation

generalmetals@hotmail.com

775.686.6078 office

775.721.6428 cell

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